Exhibit 10.3

                              WAUSAU PAPER CORP.
                          INCENTIVE COMPENSATION PLAN
                                      FOR
                              EXECUTIVE OFFICERS


      Executive officers are entitled to receive incentive compensation with respect to each fiscal year upon achievement of targeted company or personal objectives. The following table sets forth, as a percentage of base salary, the maximum incentive compensation opportunity for executive officers.

                                                  Percentage of Base Salary
                                                      Segment
                                        Earnings     Operating    Individual      Total
                                       Per Share(1)  Profit(2)   Objectives(3)  Maximum
CEO                                        120%          -           30%         150%

Executive Vice President, Administration    95%          -           30%         125%
Senior Vice President, Finance              95%          -           30%         125%
Senior Vice President, Engineering and
  Environmental Services                    95%          -           30%         125%

Senior Vice President, Printing & Writing   35%         60%          30%         125%
Senior Vice President, Specialty Products   35%         60%          30%         125%
Senior Vice President, Towel & Tissue       35%         60%          30%         125%

(1)For purposes of this plan, "earnings per share" means earnings per share as reported in the Company's audited financial statements, excluding the impact of stock incentive and bonus expenses, decreased by amounts representing assumed base gains from timber sales, and adjusted for other extraordinary items as determined in the discretion of the Compensation Committee. Incentive bonuses will be 0% of base salary if earnings are at the bottom of the targeted range of earnings per share and will increase on a pro rata basis to the officer's maximum of percentage of base salary at the top of the targeted range. The Company believes the earnings per share targets represent confidential business information, the disclosure of which would adversely affect the Company and has determined that it is not in the best interests of the Company to disclose such information.

(2)The Company believes the segment operating profit targets represent confidential business information, the disclosure of which would adversely affect the Company and has determined that it is not in the best interests of the Company to disclose such information. Incentive bonuses will be 0% of base salary if operating profits are at the bottom of the targeted range for the officer's respective operating segment's targeted operating profit and will increase on a pro rata basis to the officer's maximum percentage of 60% of base salary at the top of the targeted range.

(3)Individual performance objectives established at the beginning of the year by the Compensation Committee for the CEO and by the CEO for other executive officers.